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Weyerhaeuser Company and Subsidiaries

EXHIBIT 12(b) - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

         WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY
                         AND OTHER RELATED SUBSIDIARIES
       ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED
                         EARNINGS OF THOSE SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


                                                                 2002          2001          2000          1999         1998
                                                              ----------    ----------    ----------    ----------    --------
Available earnings:
    Earnings before interest expense, amortization of
      debt expense, income taxes and cumulative effect
      of a change in an accounting principle                   1,141,706       854,436     1,658,343     1,232,822     719,026
    Add interest portion of rental expense                        50,748        42,694        39,102        24,973      21,836
                                                              ----------    ----------    ----------    ----------    --------
                                                               1,192,454       897,130     1,697,445     1,257,795     740,862
                                                              ----------    ----------    ----------    ----------    --------

    Deduct undistributed earnings of equity affiliates            (4,517)      (29,781)      (24,021)      (20,456)    (29,893)
                                                              ----------    ----------    ----------    ----------    --------

    Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:

        Deduct pretax earnings                                  (335,911)     (264,648)     (259,449)     (189,885)   (124,422)
        Add back dividends paid to Weyerhaeuser Company          170,000        30,000            --       100,000     190,000
                                                              ----------    ----------    ----------    ----------    --------
        Undistributed earnings                                  (165,911)     (234,648)     (259,449)      (89,885)     65,578
                                                              ----------    ----------    ----------    ----------    --------

    Available earnings before cumulative effect of a
      change in an accounting principle                        1,022,026       632,701     1,413,975     1,147,454     776,547
                                                              ==========    ==========    ==========    ==========    ========

Fixed charges:
    Interest expense incurred                                    797,071       353,365       352,341       274,599     260,014
    Amortization of debt expense                                  24,124         4,642         3,331         3,957       3,595
    Interest portion of rental expense                            50,748        42,694        39,102        24,973      21,836
                                                              ----------    ----------    ----------    ----------    --------
    Total fixed charges                                          871,943       400,701       394,774       303,529     285,445
                                                              ==========    ==========    ==========    ==========    ========
Ratio of earnings to fixed charges                                1.17 x        1.58 x        3.58 x        3.78 x      2.72 x
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